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                                                  Exhibit 10.20.2

                            AGREEMENT

                             BETWEEN

                  O'BRIEN ENERGY SYSTEMS, INC.

                               AND

              E. I. DU PONT DE NEMOURS AND COMPANY

              AMENDMENT 1 TO TEAM PURCHASE CONTRACT


     O'Brien Energy Systems, Inc. ("O'Brien") and E. I. du Pont de Nemours and Company ("Du Pont") entered a steam purchase contract dated December 8, 1986, pursuant to which O'Brien will supply steam from its Cogeneration Facility to Du Pont's Parlin, New Jersey plant. The Parties now desire to amend that Contract. Therefore, in consideration of the mutual covenants contained herein, the sufficiency of which is acknowledged by both parties, Du Pont and O'Brien hereby agree that the Steam Purchase Contract of December 8, 1986, is amended as follows:

1.   Article 2, Section A is revised to read as follows:

          O'Brien agrees to construct the Facility with a capacity adequate to deliver at least 120,000 pounds per hour of steam to Du Pont on a continuous uninterrupted basis. To insure this capacity, O'Brien will build two heat recovery boilers (including supplemental firing capability) associated with the gas turbines and a backup boiler, each of which will be capable of producing at least 120,000 pounds per hour. The Facility will be capable of using natural gas or fuel oil. Space will be provided in the facility design to accommodate all equipment necessary to bur #6, 0.3% sulfur fuel oil in the backup boiler. The backup boiler shall be capable of burning oil whose sulfur content is low enough to satisfy air quality permit requirements, and O'Brien shall provide a storage tank capable of holding at least a fourteen day inventory of the fuel oil. If air quality emission requirements applicable to the Facility are changed to allow the use of #6, 0.3% sulfur fuel oil, O'Brien will obtain a permit to use such fuel. O'Brien will obtain approval for the installation of such equipment from the New Jersey Department of Environmental Protection (NJDEP), and when obtained, O'Brien will provide and install the equipment and modifications
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     required to burn #6 oil.  As part of the construction
     process, O'Brien will dismantle and remove, at its cost, Du Pont buildings numbered 145, 826, 1939, and such foundations, supports, underground lines and any other items which the parties agree are required to be removed in order to build the Facility. The Facility will be located on land leased to O'Brien consisting of approximately four (4) acres pursuant to the terms and description set out in the Ground Lease for the nominal rent of $10.00 per annum for a term expiring 120 days after the expiration of this Agreement. The Facility Site is described more fully in the Ground Lease.

2.   Article 2, Section C is amended to read as follows:

     O'Brien will obtain all permits and variances necessary for the lawful construction and operation of the Facility and will apply to the Federal Energy Regulatory Commission ("FERC") for a certificate stating that the Facility is a qualifying Facility under the Public Utilities Regulatory Policies Act of 1978, as amended ("PURPA"). If O'Brien is unable to obtain all necessary permits or the Facility has not been certified as a Qualifying Facility by NERC by June 1, 1988, either party may, by written notice to the other party, terminate this Agreement without liability to the other.

3.   A new Section is added to Article 2, and shall be designated
     Section F.  It shall read as follows:

          a) SAFETY AND HEALTH: O'Brien acknowledges that safety, health and security are priority concerns of Du Pont and agrees that as a condition for Du Pont's allowing O'Brien employees, contractors, employees or subcontractors of such contractors or anyone else providing services for O'Brien or its contractors to come upon Du Pont's premises at any time, O'Brien shall comply with and contractually obligate its contractors and others acting on its behalf to comply with (1) all federal, state and local occupational safety and health laws and regulations and (2) such other special safety provisions as may be provided by Du Pont in writing to O'Brien from time to time, including those set forth in Du Pont's Safety Information and Instructions for Contractors, the most recent copy of which has been furnished to O'Brien.

          b) O'Brien shall designate one person to be responsible for carrying out its obligations under this

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     Section.  O'Brien shall promptly report to Du Pont cases of death, occupational disease and OSHA-recordable injury caused by work on the job. O'Brien shall also arrange for first-aid treatment of job-incurred injuries in accordance with requirements of its insurer. O'Brien shall defend, indemnify and hold Du Pont harmless with respect to any claim or lawsuit as provided in Article 16 of this Agreement.

          c) If Du Pont notifies O'Brien of any noncompliance with the provisions of this Section and the action to be taken, O'Brien shall make all reasonable efforts to correct or have corrected the existing conditions immediately, if directed by Du Pont to do so, or, if not so directed, no later than forty-eight (48) hours after receipt of such notice. If O'Brien fails to do so, Du Pont may forthwith refuse entry on Du Pont premises to O'Brien, its employees, contractors or anyone else acting on behalf of O'Brien or its contractors until such time as such noncompliance has been remedied.

          d) Although O'Brien must arrange for first-aid treatment of its employees, its contractors or anyone else acting on behalf of O'Brien or its contractors while on Du Pont's premises, Du Pont may provide first-aid to such persons, in consideration for which O'Brien, its successors and assigns assume full and complete responsibility and liability for all injuries and damagaes to any of its employees arising out of or allegedly attributable to such first-aid treatment. O'Brien, further, shall indemnify and save harmless Du Pont, its employees, contractors, successors, and assigns from any and all actions, rights of action, suits, debts, claims, damages, expenses and demands with respect to or any account of any injury to or the death of any employee of O'Brien or its Contractors attributable to or in connection with the performance by Du Pont of such first-aid treatment, whether or not such injury or death is caused by or alleged to have been caused by the negligence of Du Pont. Nothing contained herein shall be construed as imposing any duty upon Du Pont to provide first-aid treatment to O'Brien's employees or those of its Contractors or of anyone else acting on behalf of O'Brien or its contractors while on Du Pont's premises.

          e) O'Brien shall advise its employees, contractors or anyone acting on behalf of O'Brien or its contractors that
     (I) it is the policy of the Du Pont Company to prohibit use, possession, sale, and distribution of alcohol, drugs, or other controlled substances on

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     Du Pont's premises, and to prohibit the presence of an
     individual with such substances in the body for nonmedical reasons in the workplace; (ii) entry onto Du Pont property constitutes consent to an inspection of O'Brien's employees' or its contractors' employees' person, vehicle, and personal effects when entering, while on, or upon leaving Du Pont property; and 9iii) any employee of O'Brien or its contractors who is found in violation of the policy or who refuses to permit inspection may be removed and barred from Du Pont property at the direction of Du Pont.

          f) HAZARDS: As there may be hazards involved in providing the services which O'Brien and its contractors' and their employees undertake on Du Pont's premises, O'Brien shall perform and shall cause its contractors or anyone else providing services for O'Brien or its contractors to perform all services in a careful, workmanlike manner and, in the event that the services to be provided involve processing, handling, transporting, or disposing hazardous materials or products, shall take all precautions necessary to avoid an unhealthy or unsafe work environment, injuries to persons,
     or damage to property or the environment.   O'Brien shall
     submit and shall cause its contractor to submit Material Safety Data Sheets complying with the Federal Hazard Communication Standard and obtain Du Pont's approval before introducing any hazardous materials onto Du Pont's property. Such materials shall be properly labeled and strictly controlled by Contractor as to use and disposal. Storage and use of and personal protection for handling such materials must comply with the instructions in the Material Safety Data Sheets.

          g) EMPLOYEES: While on Du Pont's property, O'Brien's employees, its Contractors and their employees and anyone else providing services for O'Brien or its contractors (I) shall confine themselves to areas designated by Du Pont and
     (ii) will be subject to Du Pont's badge and pass requirements in effect at the site of the work.

4. The sentence in Article 4 (A) beginning "O'Brien represents that ." is modified to read as follows:

     O'Brien represents that the Initial Delivery Date shall be on or before April 30, 1990, provided that the Initial Delivery Date shall be extended by the occurrence and continuation of an event of Force Majeure as defined in
     Article 7 below.

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5.   As amended, the Steam Purchase Contract of December 8, 1986, remains in full force and effect.




                         O'Brien Energy Systems, Inc.



                         By /s/ Jeffrey D. Baines




                         E. I. du Pont de Nemours and Company



                         By /s/ G.R. Carson

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